Exhibit 99.1

For Immediate Release

December 9, 2010

Media Relations Contacts:

Andrew Shane

972/453-6473

andrew.shane@supermedia.com

Investor Relations Contact:

Cliff Wilson

972/453-6188

cliff.wilson@supermedia.com

SuperMedia Appoints Peter J. McDonald as CEO

DALLAS — SuperMedia Inc. (NASDAQ:SPMD) today announced the appointment of Peter J. McDonald as Chief Executive Officer, effective immediately. McDonald, who was appointed interim CEO on October 5, also becomes a member of the SuperMedia Board of Directors.

“After two solid months of immersing myself in our business, and meeting with many SuperMedia customers, sales representatives and employees, I’m more excited than ever to take on this challenge,” McDonald said. “I believe we are in a position to help local small- to medium-sized businesses grow through our many local advertising solutions. Our focus will be to get in front of this always-evolving marketplace with profitable products that help local businesses connect to their customers.”

McDonald has more than 35 years’ experience in the yellow pages industry, most recently as President and Chief Operating Officer of RH Donnelley Corporation (now known as Dex One Corporation) from October 2004 to September 2008. He has previously held other senior roles in the industry, including Senior Vice President and President of Donnelley Media, President and Chief Executive Officer of SBC Directory Operations (now AT&T Directory Operations), President and Chief Executive Officer of Ameritech Publishing, President and Chief Executive Officer of Dontech Publishing, and General Manager of Donnelley Information Publishing.

McDonald began his career at National Telephone Directories - one of the predecessor companies that are now part of SuperMedia - where he became Vice President and General Manager. McDonald has served on a number of boards, including those of RH Donnelly Corporation, CMGI Inc., and the Yellow Pages Publishers Association, where he served as Vice Chairman.

“Peter’s enthusiasm, energy, industry insights and leadership skills are infectious and unrivaled,” said Douglas Wheat, Executive Chairman of the Board. “After seeing Peter’s management style first hand, and understanding his approach to this industry, it was obvious he was the best choice to lead SuperMedia.”

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Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include the words “believe,” “will,” “would,” “propose,” “anticipate,” “foresee,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause results to vary materially. Therefore, you should not unduly rely on such statements.

For a discussion of the risks and uncertainties see SuperMedia’s periodic filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, SuperMedia’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 and SuperMedia’s subsequent Quarterly Reports on Form 10-Q.

About SuperMedia LLC

SuperMedia Inc. (NASDAQ: SPMD) is the advertising agency for local small- to medium-sized businesses across the United States. SuperMedia specializes in results. Click-here results. Ring-the-phone results. Knock-on-the-door results.

SuperMedia’s advertising solutions and services include: the award-winning SuperGuarantee® program, the SuperTradeExchange® program, the now easy-to-read Superpages directories, published for Verizon®, FairPoint® and Frontier®, Superpages.com®, EveryCarListed.com®, Superpages for your mobile and Superpages direct mail products. For more information, visit www.supermedia.com.

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